Exhibit 34.1

Baker Tilly Virchow Krause, LLP 8219 Leesburg Pike, Ste 800 Tysons, VA 22182-2625 United States of America T: +1 (703) 923 8300 F: +1 (703) 923 8330 bakertilly.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of VW Credit, Inc.

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, that VW Credit, Inc. (the “Company”) complied with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving retail automotive loans registered with the Securities Exchange Commission for which the Company acted as servicer (the Regulation AB “Platform”), as of December 31, 2019 and for the period from January 1, 2019 through December 31, 2019 (the “Reporting Period”), except for the servicing criteria set forth in Sections 229.1122(d)(1)(iv), 229.1122(d)(2)(iii), 229.1122(d)(2)(vi), 229.1122(d)(3)(ii) with respect to remittances, 229.1122(d)(3)(iii)-(iv), and 229.1122(d)(4)(ix)-(xiii), which the Company has determined are not applicable to the activities it performs with respect to the asset-backed securities transactions being serviced. The management of VW Credit, Inc. is responsible for its assertion and for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and in accordance with the attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion regarding the Company’s compliance with the servicing criteria specified above is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgement, including an assessment of risks of material misstatement of management’s assertion, whether due to fraud or error. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination and the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that VW Credit, Inc. complied with the aforementioned servicing criteria as of December 31, 2019 and for the Reporting Period then ended, for asset-backed securities transactions involving automotive loan transactions completed and registered with the Securities Exchange Commission for which the Company acted as servicer is fairly stated, in all material respects.

/s/ Baker Tilly Virchow Krause, LLP
Tysons Corner, Virginia
March 23, 2020

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